                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF
                            BRISTOL HOTELS & RESORTS

                                       AT

                              $9.50 NET PER SHARE

                                       BY
                            BHR NORTH AMERICA, INC.

                    AN INDIRECT, WHOLLY OWNED SUBSIDIARY OF

                                    BASS PLC

To Our Clients:

    Enclosed for your consideration are the Offer to Purchase dated March 6, 2000 and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by BHR North America, Inc., a Delaware corporation (the "Purchaser") and an indirect, wholly owned subsidiary of Bass PLC ("Parent"), to purchase for cash all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Bristol Hotels & Resorts, a Delaware corporation (the "Company"). We are the holder of record of Shares held for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Shares held by us for your account.

    We request instructions as to whether you wish us to tender any or all of the Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal.

    Your attention is invited to the following:

    1.  The tender price is $9.50 per Share in cash.

    2. The Offer and withdrawal rights expire at 12:00 Midnight, New York City time, on Friday, March 31, 2000, unless the Offer is extended.

    3. The Board of Directors of the Company has approved the Merger Agreement and the transactions contemplated thereby and determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are fair to, and in the best interests of, the holders of Shares. The Board of Directors of the Company recommends that the Company's stockholders tender their Shares pursuant to the Offer.

    4. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the expiration of the Offer a number of Shares which, when taken together with the Shares owned by Parent or its affiliates, represent at least a majority of the then issued and outstanding Shares on a fully diluted basis. Parent currently owns indirectly approximately 9.0% of the issued and outstanding Shares on a fully diluted basis. Pursuant to a Stockholder Agreement, dated as of February 28, 2000, United/Harvey Holdings, L.P., the owner of approximately 37.3% of the issued and outstanding Shares on a fully diluted basis, has agreed to tender to Purchaser in the Offer all Shares beneficially owned by it. The Offer is not subject to the receipt of financing or any non-governmental approvals.

    5. Any stock transfer taxes applicable to the sale of Shares to the Purchaser pursuant to the Offer will be paid by the Purchaser, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

    If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the instruction form on the following page. An envelope to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf by the expiration of the Offer.

    The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction.

    Payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by ChaseMellon Shareholder Services, L.L.C. (the "Depositary") of (a) certificates evidencing such Shares or confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in the Offer to Purchase under "Procedures for Accepting the Offer and Tendering Shares", (b) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal, and
(c) any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering shareholders at the same time depending upon when certificates for or confirmations of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility are actually received by the Depositary.

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
                          INSTRUCTIONS WITH RESPECT TO
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                            BRISTOL HOTELS & RESORTS

    The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase dated March 6, 2000, and the related Letter of Transmittal, in connection with the offer by BHR North America, Inc. to purchase all outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Bristol Hotels & Resorts.

    This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offer to Purchase and the related Letter of Transmittal.

Number of Shares to be Tendered:                                    SIGN HERE

 Shares(1)
                                                                   Signature(s)

Dated

                                                             Please print name(s) and
                                                                  addresses here

THIS FORM MUST BE RETURNED TO THE BROKERAGE FIRM MAINTAINING YOUR ACCOUNT.

------------------------

(1) Unless otherwise indicated, it will be assumed that all Shares held by us for your account are to be tendered.

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